EXHIBIT 99
Applied Industrial Technologies Reports Record
Fiscal 2008 First Quarter Results
—   EPS of $0.56 on 5% sales gain
—   Raises fiscal year guidance
CLEVELAND, Ohio, October 23, 2007 — Applied Industrial Technologies (NYSE: AIT) today reported record first quarter sales and earnings. For its fiscal 2008 first quarter, ended September 30, net income rose by 15.8% on a sales increase of 5.3%.
Net sales for the first quarter increased to $518,547,000 from $492,590,000 in the comparable period a year ago. Net income for the quarter increased to $24,457,000 or $0.56 per share compared to $21,117,000 or $0.47 per share last year.
Commenting on the performance, Applied Chairman & Chief Executive Officer David L. Pugh said, “We’re off to a good start for what we expect to be another good year. The demand for our products continued to grow in keeping with our economic expectations. While the slowdown in the housing market affected some of our customers, maintenance and repair part sales to manufacturing customers were strong.
“Our continued focus on managing our operating fundamentals allowed us to post strong earnings and continue our trend of double-digit EPS increases. In particular, our operating margins showed good improvement as numerous strategic initiatives increased our efficiency and productivity.
“As a result of our solid operating performance and continued favorable outlook, we are raising our annual earnings guidance. For fiscal 2008, we expect earnings per share to be in the range of $2.05 to $2.20 on sales of $2.10 billion to $2.18 billion.”
The company did not repurchase any shares during the quarter; however, it has existing authorization to repurchase up to 1,500,000 shares on the open market.
Applied will host its first quarter conference call for investors and analysts at 4 p.m. ET today (Tuesday, October 23). To join in the call, dial 1-888-710-4015. The call will be conducted by Chairman & CEO David L. Pugh, President Bill L. Purser, Executive Vice President & COO Benjamin J. Mondics, and CFO Mark O. Eisele. The call will also be webcast and can be accessed live online at www.applied.com and will be archived there for 14 days. A replay of the teleconference will be available for two weeks at 1-888-203-1112 (passcode 6164725).

The company will hold its Annual Meeting of Shareholders at 10:00 a.m., Tuesday, October 23, 2007, at its Corporate Headquarters, One Applied Plaza, Cleveland, Ohio. August 27, 2007, is the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting.
With more than 445 facilities and 4,600 employee-associates across North America, Applied Industrial Technologies is an industrial distributor that offers more than 3 million parts critical to the operations of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. For its fiscal year ended June 30, 2007, Applied posted sales of $2.0 billion. Applied can be visited on the Internet at http://www.applied.com.
This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Forward-looking statements are often identified by qualifiers such as “outlook,” “guidance,” “expect” and similar expressions. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied’s most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise, except as required by law.
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For investor relations information contact Mark O. Eisele, Vice President — Chief Financial Officer, at 216-426-4417. For corporate information, contact Richard C. Shaw, Vice President — Communications, at 216-426-4343.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(Amounts in Thousands, except per share data)

	Three Months Ended
	September 30,
	2007	2006

Net Sales	$518,547	$492,590
Cost of sales	376,491	357,456

	142,056	135,134

Selling, distribution and administrative expenses	102,840	101,757

Operating Income	39,216	33,377

Interest expense, net	274	647

Other expense (income), net	230	(69)

Income Before Income Taxes	38,712	32,799

Income Tax Expense	14,255	11,682

Net Income	$24,457	$21,117

Net Income Per Share — Basic	$0.57	$0.48

Net Income Per Share — Diluted	$0.56	$0.47

Average Shares Outstanding — Basic	43,182	43,937

Average Shares Outstanding — Diluted	44,052	44,845

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(1) Cost of sales for interim financial statements is computed using estimated gross profit percentages which are adjusted throughout the year based upon available information. Adjustments to actual cost are primarily made based on periodic physical inventories and the effect of year-end inventory quantities on LIFO costs.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)

	September 30,	June 30,
	2007	2007

Assets
Cash and cash equivalents	$143,654	$119,665
Accounts receivable, net of allowances of $6,341 and $6,134	249,251	248,698
Inventories	207,138	199,886
Other current assets	28,187	32,284

Total current assets	628,230	600,533
Property — net	66,197	67,788
Goodwill	57,663	57,550
Other assets	53,266	51,498

Total Assets	$805,356	$777,369

Liabilities
Accounts payable	$103,326	$97,166
Long-term debt payable within one year	50,198	50,395
Other accrued liabilities	82,406	87,449

Total current liabilities	235,930	235,010
Long-term debt	25,000	25,000
Other liabilities	72,700	66,376

Total Liabilities	333,630	326,386

Shareholders’ Equity	471,726	450,983

Total Liabilities and Shareholders’ Equity	$805,356	$777,369

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(Amounts in Thousands)

	Three Months Ended September 30,
	2007	2006

Cash Flows from Operating Activities
Net income	$24,457	$21,117
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	3,058	3,350
Share-based compensation and amortization of intangible assets	1,456	1,487
Gain on sale of property	(752)	(22)
Treasury shares contributed to employee benefit and deferred compensation plans	424	1,367
Changes in operating assets and liabilities, net of acquisitions	457	(11,104)
Other,net	(175)	(75)

Net Cash provided by Operating Activities	28,925	16,120

Cash Flows from Investing Activities
Property purchases	(1,656)	(2,520)
Proceeds from property sales	1,025	105
Other	(4)	(652)

Net Cash used in Investing Activities	(635)	(3,067)

Cash Flows from Financing Activities
Purchase of treasury shares		(12,409)
Dividends paid	(6,473)	(5,297)
Excess tax benefits from share-based compensation	1,380	217
Exercise of stock options	832	330

Net Cash used in Financing Activities	(4,261)	(17,159)

Effect of Exchange Rate Changes on Cash	(40)	(46)

Increase (decrease) in cash and cash equivalents	23,989	(4,152)
Cash and cash equivalents at beginning of period	119,665	106,428

Cash and Cash Equivalents at End of Period	$143,654	$102,276